Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

Exult, Inc.:

We consent to the use of our report dated January 29, 2004, except as to note 3(b), which is as of July 9, 2004, with respect to the consolidated balance sheets of Exult, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, cash flows and schedule for the years then ended, incorporated herein by reference and in the registration statement and to the reference to our firm under the heading “experts” in the prospectus.

Our report dated January 29, 2004, except as to note 3(b), which is as of July 9, 2004, states that the consolidated financial statements of Exult, Inc. and subsidiaries as of December 31, 2001, and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 23, 2002. As described in Note 3(b), the 2001 consolidated financial statements have been adjusted to present the Gunn Consulting business as a discontinued operation. We audited the adjustments described in Note 3 that were applied to restate the 2001 consolidated financial statements, as well as certain additional disclosures in the 2001 consolidated financial statements, as described in Note 3 and Note 6. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements and consolidated financial statement schedule of Exult, Inc. and subsidiaries other than with respect to such adjustments and disclosures.

As described in Note 3(b), the 2001 consolidated financial statements have been restated to reclassify a non-cash charge of $2.2 million from selling, general and administrative expense to discontinued operations.

/s/    KPMG LLP

Orange County, California

August 12, 2004